Exhibit 99.3

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets

June 30, 2019

(In thousands)

	Historical BioLife	Historical SAVSU	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$19,617	$1,943	$—		$21,560
Accounts receivable, net	3,832	593	—		4,425
Inventories	5,306	—	—		5,306
Prepaid expenses and other current assets	384	22	—		406
Total current assets	29,139	2,558	—		31,697
Property and equipment, net	1,318	543	—		1,861
Operating lease right-of-use assets	1,079	240	—		1,319
Assets held for lease	—	2,072	—		2,072
Intangible assets, net	4,446	1,958	10,442	(a)	16,846
Goodwill	9,524	—	18,858	(b)	28,382
Investment in SAVSU	6,100	—	(6,100)	(c)	—
Other assets	136	—	—		136
Total assets	$51,742	$7,371	$23,200		$82,313
Liabilities and Stockholders Equity
Current liabilities
Accounts payable	$876	$77	$—		$953
Accrued expenses and other current liabilities	204	—	656	(d), (e)	860
Accrued compensation	963	—	—		963
Due to related parties	—	506	(506)	(e)	—
Contingent consideration	371	—	—		371
Lease liability - operating, current portion	665	91	—		756
Lease liability – financing, current portion	14	—	—		14
Total current liabilities	3,093	674	150		3,917
Long-term lease liability - operating	806	148	—		954
Long-term lease liability - financing	10	—	—		10
Contingent consideration	1,560	—	—		1,560
Other long-term liabilities	7	—	—		7
Total liabilities	5,476	822	150		6,448

Shareholder’s equity
Common stock	19	—	1	(f)	20
Additional paid-in capital	116,013	16,677	3,254	(a)-(d), (f)-(h)	135,944
Accumulated deficit	(69,766)	(10,128)	19,795	(g),(h)	(60,099)
Total shareholder’s equity	46,266	6,549	23,050		75,865
Total liabilities and shareholder’s equity	$51,742	$7,371	$23,200		$82,313

(1)  See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2019

(In thousands, except share and per share data)

	Historical BioLife	Pro Forma Astero Adjusted Three Months Ended March 31, 2019	Historical SAVSU	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Revenue	$12,471	$210	$441	$—		$13,122
Cost of product sales	3,606	69	717	24	(i)	4,416
Gross profit	8,865	141	(276)	(24)		8,706
Operating expenses
Research and development	1,111	532	496	722	(a),(i)	2,861
Sales and marketing	1,776	129	267	206	(a),(i)	2,378
General and administrative	4,321	260	350	(131)	(i)	4,800
Acquisition Costs	247	—	—	(247)	(j)	—
Total operating expenses	7,455	921	1,113	550		10,039
Operating income (loss)	1,410	(780)	(1,389)	(574)		(1,333)
Other (expenses) income, net	(145)	—	—	448	(k)	303
Net income (loss)	$1,265	$(780)	$(1,389)	(126)		$(1,030)
Net income (loss) per share:
Basic	$0.07					$(0.05)
Diluted(2)	$0.05					$(0.05)
Weighted average common shares outstanding:
Basic	18,734,401			1,100,000		19,834,401
Diluted	24,439,959			1,100,000		25,539,959

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements
(2)	Common stock equivalents are excluded for the pro forma combined period since the effect is anti-dilutive due to the Company’s pro forma net losses

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2018

(In thousands, except share and per share data)

	Historical BioLife	Pro Forma Astero Adjusted	Historical SAVSU	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Revenue	$19,742	$608	$288	$—		$20,638
Cost of product sales	6,217	258	544	48		7,067
Gross profit	13,525	350	(256)	(48)	(i)	13,571
Operating expenses
Research and development	1,298	1,055	669	1,461	(a),(i)	4,483
Sales and marketing	2,615	460	331	413	(a),(i)	3,819
General and administrative	5,950	864	764	(263)	(i)	7,315
Total operating expenses	9,863	2,379	1,764	1,611		15,617
Operating income (loss)	3,662	(2,029)	(2,020)	(1,659)		(2,046)
Other (expenses) income, net	(396)	(5)	—	672	(k)	271
Net income (loss)	$3,266	$(2,034)	$(2,020)	$(987)		$(1,775)
Less: Preferred stock dividends and impact of redemption	(339)	—	—	—		(339)
Net income (loss) attributable to common stockholders	$2,927	$(2,034)	$(2,020)	$(987)		$(2,114)
Net income (loss) per share:
Basic	$0.18					$(0.12)
Diluted(2)	$0.14					$(0.12)
Weighted average common shares outstanding:
Basic	16,256,465			1,100,000		17,356,465
Diluted	21,627,278			1,100,000		22,727,278

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements
(2)	Common stock equivalents are excluded for the pro forma combined period since the effect is anti-dilutive due to the Company’s pro forma net losses

BioLife Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transaction

As previously disclosed, on August 7, 2019, BioLife Solutions, Inc. (the “Company”) consummated the acquisition (the “Acquisition”) of SAVSU Technologies, Inc., a Delaware corporation (“SAVSU”), pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and among the Company, SAVSU and SAVSU Origin LLC, a Delaware limited liability company and the sole stockholder of SAVSU (“Seller”). Pursuant to the Exchange Agreement, Seller agreed to transfer to the Company and the Company agreed to acquire from the Seller 8,616 shares of common stock of SAVSU, representing the remaining 56% of the outstanding shares of SAVSU that the Company did not own, in exchange for 1,100,000 shares of common stock (the “Exchange Shares”) of the Company. The Acquisition was completed following the Company’s previously announced exercise on July 8, 2019 of its option to purchase the remaining shares of SAVSU. As a result of the Acquisition SAVSU became a wholly-owned subsidiary of the Company.

On August 8, 2019, the Company completed the Acquisition, and SAVSU became a wholly owned subsidiary of the Company. At the closing of the Acquisition, the Company paid to the Sellers 1,100,000 shares of unregistered common stock.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Biolife and those of SAVSU after giving effect to the Acquisition, using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes. The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined statements of operations combine BioLife’s operating results for the six months ended June 30, 2019 with the operating results of SAVSU for the six months ended June 30, 2019 and the unaudited pro forma operating results of our April 1, 2019 Astero acquisition for the three months ended March 31, 2019 (see our Form 8-K/A filed June 17, 2019). The unaudited pro forma condensed combined statements of operations combine BioLife’s operating results for the twelve months ended December 31, 2018, with the operating results of SAVSU and for the twelve months ended December 31, 2018 and the unaudited pro forma to operating results of Astero for the twelve months ended December 31, 2018. The unaudited pro forma condensed balance sheets combine BioLife’s balance sheet as of June 30, 2019 with the balance sheet of SAVSU as of June 30, 2019. The unaudited pro forma condensed combined statements of operations and balance sheets give effect to the Acquisition as if such acquisition had occurred at the beginning of the year. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma condensed combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of BioLife which are presented in the Annual Report on Form 10-K for the year ended December 31, 2018. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the Acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results of the combined company. No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations.

3.	Estimated consideration and preliminary purchase price allocation

BioLife accounted for the Acquisition as the purchase of a business under U.S. GAAP. Under the acquisition method of accounting, the assets of SAVSU will be recorded as of the acquisition date, at their fair values, and consolidated with BioLife. The preliminary fair value of the net tangible assets acquired is $4.6 million, the preliminary fair value of the identifiable intangibles is $12.4 million, and the preliminary residual goodwill is $18.9 million. The fair value estimates required critical estimates, including, but not limited to, future expected cash flows, included revenue and expense projections, discount rates, revenue volatility, and royalty rates. BioLife believes these estimates to be reasonable. Actual results may differ from these estimates.

Total consideration transferred (in thousands):

Stock consideration for 55.6% equity interest purchased	$19,932
Working capital adjustment	(4,591)
Total consideration transferred	$15,341

Transaction costs related to the acquisition are expensed as incurred and are not included in the calculation of consideration transferred.

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets (amounts in thousands). Such amounts were estimated using the most recent financial statements from SAVSU as of June 30, 2019 (amounts in thousands).

Cash and cash equivalents	$1,943
Accounts receivable, net	593
Prepaid expenses and other current assets	22
Property, plant and equipment, net	543
Operating right-of-use asset	240
Assets held for lease	2,072
Customer relationships	80
Tradenames	1,320
Developed technology	11,000
Goodwill	18,858
Accounts Payable	(77)
Other liabilities	(745)
Fair value of net assets acquired	$35,849

The fair value of SAVSU’s identifiable intangible assets and weighted average useful lives have been preliminary estimated as follows:

	Estimated Fair Value	Estimated Useful Life (Years)
Customer relationships	$80		6
Tradenames	1,320		9
Acquired technologies	11,000	7	–	8
Total identifiable intangible assets	$12,400

Fair value measurement methodologies used to calculate the value of any asset can be broadly classified into one of three approaches, referred to as the cost, market and income approaches. In any fair value measurement analysis, all three approaches must be considered, and the approach or approaches deemed most relevant will then be selected for use in the fair value measurement of that asset. The fair value of identifiable intangible assets was determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. The fair value of property and equipment and assets held for lease was determined using both the “cost approach” and the “market approach”.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include, but are not limited to (i) the amount and timing of projected future cash flows (including revenue and expenses), (ii) the discount rate selected to measure the risks inherent in the future cash flows, (iii) the assessment of the asset’s life cycle, and (iv) the competitive trends impacting the asset.

These preliminary estimates of fair value and estimated useful lives may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

4.	Pro Forma Adjustments

This note should be read in conjunction with Notes 1 and 2. Adjustments included in the pro forma adjustments column of the pro forma condensed combined statement of operations and the pro forma condensed combined balance sheet include the following, as indicated in the “Notes” column thereto:

(a)

Reflects the preliminary fair value estimate of identifiable intangible assets to be acquired by Biolife of $12.4 million, with a continuing annual amortization impact of $1.5 million. The fair value calculation is preliminary and subject to change. The identifiable intangible assets include developed technology, customer relationships, and trade names. The fair value of the identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

(b)	Reflects adjustments to record goodwill related to the transaction.
(c)	Reflects the elimination of the SAVSU investment account in consolidation.
(d)	Represents estimated accrued acquisition costs related to this transaction not yet incurred as of June 30, 2019.
(e)	Represents the reclassification of related party payable to accrued payables due to the change in ownership.
(f)	Represents 1,100,000 shares of common stock paid as consideration for the transaction.
(g)	Represents a $9.8 million gain related to the fair value adjustment of the SAVSU investment account recorded on our books under the equity method of accounting.
(h)	Represents the elimination of historical equity of SAVSU.
(i)

Represents stock based compensation increase of $95,000 and net salary increases of $23,000 for the twelve months ended December 31, 2018 and stock based compensation increase of $48,000 and salary increases of $12,000 for the six months ended June 30, 2019. The stock based compensation is related to time-based restricted stock units granted and net salary increases are related to executive employment agreements less the elimination of one executive position. The fair value of the awards assumes a stock price of $17.31 and will be recognized over four years.

(j)	Represents the elimination of acquisition costs as these expenses will not have a continuing impact.
(k)	Represents the elimination of loss from equity-method investment in SAVSU as these costs will not have a continuing impact.